Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended March
Net Income–As Reported (See Notes)	2021	2020
Traditional Electric Operating Companies	$756	$642
Southern Power	97	75
Southern Company Gas	398	275
Total	1,251	992
Parent Company and Other	(116)	(124)
Net Income–As Reported	$1,135	$868

Basic Earnings Per Share[1]	$1.07	$0.82
Average Shares Outstanding (in millions)	1,060	1,057
End of Period Shares Outstanding (in millions)	1,059	1,056

Non-GAAP Financial Measures	Three Months Ended March
Net Income–Excluding Items (See Notes)	2021	2020
Net Income–As Reported	$1,135	$868
Less:
Estimated Loss on Plants Under Construction[2]	(45)	(3)
Tax Impact	11	1
Acquisition and Disposition Impacts[3]	—	38
Tax Impact	—	(16)
Wholesale Gas Services[4]	166	31
Tax Impact	(40)	(8)
Net Income–Excluding Items	$1,043	$825

Basic Earnings Per Share–Excluding Items	$0.98	$0.78
-See Notes on the following page.

Exhibit 99.02

Southern Company
Financial Highlights

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $1.06 and $0.81 for the three months ended March 31, 2021 and 2020, respectively.
(2)Earnings for the three months ended March 31, 2021 include a charge of $48 million pre tax ($36 million after tax) for an estimated probable loss on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. Further charges may occur; however, the amount and timing of any such charges are uncertain. Earnings for the three months ended March 31, 2021 and 2020 include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, totaling $10 million to $20 million annually through 2025.
(3)Earnings for the three months ended March 31, 2020 primarily include a $39 million pre-tax ($23 million after-tax) gain on the sale of Southern Power Company's Plant Mankato. Further impacts may be recorded in future periods in connection with acquisition and disposition activity.
(4)Earnings for the three months ended March 31, 2021 and 2020 include Wholesale Gas Services business results. Presenting earnings and earnings per share excluding Wholesale Gas Services provides an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.